UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                                (Amendment No. 3)

                   Under the Securities Exchange Act of 1934*


                              EXCO Resources, Inc.
                              --------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    269279402
                                    ---------
                                 (CUSIP Number)


                                December 31, 2008
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                              ---------------------
CUSIP No.  269279402                      13G              Page 2 of 8 Pages
-----------------------------                              ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Third Point LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,191,475
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            7,191,475
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,191,475
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

-----------------------------                              ---------------------
CUSIP No.  269279402                      13G              Page 3 of 8 Pages
-----------------------------                              ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Daniel S. Loeb
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,191,475
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            7,191,475
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,191,475
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

-----------------------------                              ---------------------
CUSIP No.  269279402                      13G              Page 4 of 8 Pages
-----------------------------                              ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Third Point Offshore Fund, Ltd.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,963,970
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,963,970
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,963,970
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

     This Amendment No. 3 to Schedule 13G (this "Amendment No. 3") is being filed with respect to the common stock of EXCO Resources, Inc., par value $0.001 (the "Common Stock"), a corporation formed under the laws of the State of Texas (the "Company"), to amend the Schedule 13G filed on September 10, 2007 (as amended by Amendment No. 1 thereto filed on February 14, 2008 and Amendment No. 2 thereto filed on March 7, 2008, the "Schedule 13G"). This Amendment No. 3 is being filed to disclose that the Reporting Persons no longer beneficially own more than 5% of the Common Stock. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Schedule 13G.

Item 4:   Ownership:
------    ---------

Item 4 is hereby amended and restated as follows:

     The beneficial ownership of Common Stock by the Reporting Persons, as of the date hereof, is as follows:

  A. Third Point LLC
     ---------------
     (a)  Amount beneficially owned: 7,191,475
     (b) Percent of class: 3.4%. The percentages used herein and in the rest of this Schedule 13G are calculated based on the 210,928,017 shares of Common Stock outstanding as of November 3, 2008, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.
     (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 7,191,475
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition:
                     7,191,475

  B. Daniel S. Loeb
     --------------
     (a)  Amount beneficially owned: 7,191,475
     (b) Percent of class: 3.4%.
     (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 7,191,475
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition:
                     7,191,475

  C. Third Point Offshore Fund, Ltd.
     -------------------------------
     (a)  Amount beneficially owned: 4,963,970
     (b) Percent of class: 2.4%.
     (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 4,963,970
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition:
                     4,963,970

Item 5:   Ownership of Five Percent or Less of a Class:
------    --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10:  Certification:
-------   -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                         [Signatures on following page]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 6, 2009



                              THIRD POINT LLC

                              By: Daniel S. Loeb, Chief Executive Officer


                              By:     /s/ William Song
                                      ------------------------------------------
                              Name:   William Song
                              Title:  Attorney-in-Fact




                              THIRD POINT OFFSHORE FUND, LTD.

                              By: Daniel S. Loeb, Director


                              By:     /s/ William Song
                                      ------------------------------------------
                              Name:   William Song
                              Title:  Attorney-in-Fact



                              DANIEL S. LOEB


                              By:     /s/ William Song
                                      ------------------------------------------
                              Name:   William Song
                              Title:  Attorney-in-Fact





               [SIGNATURE PAGE TO AMENDMENT NO. 3 TO SCHEDULE 13G
                     WITH RESPECT TO EXCO RESOURCES, INC.]

                                  EXHIBIT INDEX


Exhibit 99.1: Power of Attorney granted by Daniel S. Loeb in favor of James P. Gallagher, William Song, Joshua L. Targoff and Bruce Wilson, dated June 12, 2008, was previously filed with the SEC on September 9, 2008 as an exhibit to Amendment No. 4 to Schedule 13D filed by Third Point LLC, Third Point Offshore Fund, Ltd. and Daniel S. Loeb with respect to Flow International Corporation and is incorporated herein by reference.